Exhibit 99.1

DSP Group Announces That Patrick Tanguy Retires After 19 Years of Service; Size of its Board Has Returned to 7 Directors

Milpitas, Calif., August 6, 2018 - DSP Group®, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, announced today the retirement of Patrick Tanguy from DSP Group’s Board of Directors, effective July 31, 2018.

DSP Group increased the size of its Board of Directors in April 2018 to 8 members with the addition of Cynthia Paul. With the retirement of Mr. Tanguy, the Board will return to 7 members. Mr. Tanguy informed the Board that his resignation is due to his personal time commitments with other engagements and is not related to the past, current or future business of the company.

Mr. Tanguy joined the Board of Directors of DSP Group in 1999 and was formerly the Chairman of the Board. Mr. Tanguy comments: “I thank the Board of Directors and stockholders of DSP Group for their trust, and I am proud to have served along side DSP Group’s talented employees and board members, who have demonstrated tremendous tenacity and agility to overcome powerful technological and market challenges. I am confident DSP Group will continue to delight customers and thrive through the next technological waves.”

Kenneth Traub, Chairman of the Board of Directors, comments: “On behalf of the DSP Group Board of Directors, we would like to thank Patrick for his 19 years of service to the board and his valuable contributions to the company.  We wish him well in all of his future endeavors.”

Ofer Elyakim, Chief Executive Officer, adds: “On behalf of the DSP Group management team and employees, we wish to thank Patrick for two decades of outstanding leadership and close partnership.”

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications. Delivering semiconductor system solutions with software and hardware reference designs, DSP Group enables OEMs/ODMs, consumer electronics (CE) manufacturers and service providers to cost-effectively develop new revenue-generating products with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, DSP Group provides a broad portfolio of wireless chipsets integrating DECT/CAT-iq, ULE, Wi-Fi, PSTN, HDClear™, video and VoIP technologies. DSP Group enables converged voice, audio, video and data connectivity across diverse mobile, consumer and enterprise products – from mobile devices, connected multimedia screens, and home automation & security to cordless phones, VoIP systems, and home gateways. Leveraging industry-leading experience and expertise, DSP Group partners with CE manufacturers and service providers to shape the future of converged communications at home, office and on the go. For more information, visit www.dspg.com.

Contact:

Daniel Amir

Corporate Vice President, Business Development, Strategy and Investor Relations

Work: 1-415-726-5900, Daniel.amir@dspg.com